Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Enovis 401(k) Savings Plan Plus
Wilmington, Delaware

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-173883) of Enovis Corporation of our report dated June 26, 2026, relating to the financial statements and supplemental schedule of Enovis 401(k) Savings Plan Plus which appear in this Form 11-K for the year ended December 31, 2025.

/s/ BDO USA, P.C.
Miami, Florida

June 26, 2026